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                                [EXHIBIT 23.2]

                        Consent of Independent Auditors
                        -------------------------------




We consent to the incorporation by reference in this Registration Statement on Form S-8, of RehabCare Group, Inc. of our report dated January 30, 2006 (except for Note 6 and Note 12, as to which the date is March 3, 2006), with respect to the consolidated balance sheet of InteliStaf Holdings, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended
December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of RehabCare Group, Inc., filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Chicago, Illinois

November 7, 2006